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                                                                    EXHIBIT 99.1


1. GREAT RESULTS...CONGRATULATIONS...ANY THOUGHTS ON GIVING SAME STORE DEALER PARTNER GROWTH RATE IN ORIGINATIONS? ALSO, YOU TALK ABOUT A MODEST CHANGE IN FORECAST THAT WOULD CAUSE A LARGE CHANGE IN THE VARIANCE BETWEEN THE COMPANY'S RECORDED NET INVESTMENT AND THE PRESENT VALUE OF ESTIMATED FUTURE CASH FLOWS...WHAT IS A MODEST CHANGE? IS THE .3% AND .5% FOR 2002 AND 2003 CONSIDERED MODEST?

Same dealer-partner volumes, defined as unit volume for dealer-partners active in both the current period, and the same period of the prior year ("same dealer-partner volume") declined 6.8% for the nine months ended September 30, 2004 compared to the same period in 2003.

The reason for the decline is not clear. We could reverse the decline by pricing more aggressively but, since overall volumes are near optimal, we have chosen not to do so.

All things equal, we would prefer average dealer-partner volumes to be higher. The larger the impact we can make on our dealer-partner's profitability, the better our long-term prospects. As a result, a number of initiatives designed to improve dealer-partner volumes are in process.

The second part of your question seeks clarification on what we meant by a "modest change". What we were trying to communicate was that investors should think carefully about the relationship between a percentage change in our forecast, and the dollar change in the variance between the recorded net investment and the present value of estimated cash flows. For example, if the present value of estimated cash flows were to decrease by 1%, and the recorded net investment did not change, the resulting $5.2 million decrease would reduce the variance between the recorded net investment and the present value of estimated cash flows by 12%.


2. THE EXCESS OF THE ESTIMATED PV OF FUTURE CASH FLOWS OVER THE RECORDED NET INVESTMENT INCREASED $3.1 MILLION FROM 6/30/04 TO 9/30/04. IS IT FAIR TO SAY THAT IN THE 3RD QTR, 2004 CAC'S TRUE (BUT NON-GAAP) ECONOMIC EARNINGS WERE 5 CENTS HIGHER PER SHARE (AFTER TAX) THAN WHAT WAS REPORTED?

We do not feel comfortable with your conclusion that our "true" earnings for the quarter were $.05 higher.

With one important caveat, we do feel comfortable with the following: If GAAP were modified to allow the net investment in loans receivable to be recorded at the NPV of estimated future cash flows, our "modified GAAP" earnings would have been $.05 higher per share (($3.1 million x 1-tax rate)/weighted average shares outstanding).

The caveat is as follows: If GAAP were modified in this way, and we have no reason to believe it will be, our earnings would be much more volatile than they are today. So while our results are more favorable this quarter under "modified GAAP", shareholders


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                                                                            99.1


should avoid making any conclusions about the long-term profitability of our business based on a single quarter.


3. ON THE CASH FLOW STATEMENT; WHAT IS 'ACCELERATED PAYMENTS OF DEALER HOLDBACKS' AND WHAT IS THE SIGNIFICANCE OF THE NUMBER BEING 2X'S THE SIZE IN THE FIRST 9 MTHS OF THIS YEAR VS. THE NUMBER IN THE SAME PERIOD IN 2003?

See question #4 posted August 16, 2004 for an explanation of this line item. The dollar amount of accelerated dealer holdback payments is a function of loan volumes, collection rates and the number of loan pools closed.